Exhibit 10.2

May 8, 2001

Ms. Kathy Aubrey-Moore, CMA
72 Zokol Crescent
Kanata, ON
K2K 2K3

Dear Ms. Aubrey-Moore,

It is with pleasure that I am submitting to you this formal offer of employment with Zim Technologies International Inc. The position you are being offered is that of Controller in our Nepean office. You will report to me, Marinus Wins, Chief Financial Officer.

Your responsibilities in this position will commence on May 28, 2001.

Your starting salary will be $85,000.CDN per year.

Stock Options are offered to each employee as part of the compensation plan. On your Start Date, with the Board of Directors’ approval we will grant you options to acquire 50,000 Common shares in the capital of the Company, which options shall vest on the Start Date. The option price is $1.00 per share and said options shall expire if not exercised within 3 years from the start date. If your employment with the Company is terminated for whatever reason, you must exercise these options within 60 days of the date of the termination of your employment.

Your probation period will be in effect for three months from your start date. During these first three months of employment, Zim Technologies International Inc. will evaluate your contributions, skills and ability in meeting the requirements of the job. It is understood and agreed that at any time during this initial three-month period of employment, Zim Technologies International Inc. may terminate your employment without cause and without notice.

Thereafter, your employment may be terminated without notice only for cause. In the event of termination without cause, you shall receive written notice or compensation in lieu of notice or a combination of both at the discretion of Zim Technologies International Inc.

...2

Kathy Aubrey-Moore

In the event that the Employment Standards Act provides for a greater right or benefit for termination and/or severance pay, the provisions of the Employment Standards Act shall replace the provisions set out above. Entitlements will be limited to the provisions of the Employment Standards Act or any successor legislation.

Zim Technologies International Inc. has an excellent benefits package for employees. You will be eligible for benefits the day you begin employment with Zim Technologies International Inc. Vacation is accrued at 1.25 days per month totaling 15 days per year. As discussed you will be advanced the necessary vacation to take time off in August. Zim Technologies International Inc. provides a smoke-free working environment for its employees; therefore, no smoking is allowed.

Please indicate your acceptance of this offer by signing and returning the copy of this letter. Upon commencement of your employment, you will also be required to sign an agreement covering policies of confidentiality and intellectual property.

I look forward to you joining our team and wish you a challenging and prosperous career at Zim Technologies International Inc.

Sincerely,

Marinus Wins
Chief Financial Officer
Zim Technologies International Inc.

I have read the above noted offer setting out the terms and conditions of employment with Zim Technologies International Inc. and I hereby acknowledge and agree to the same.

	Accepted:	/s/ Kathy Aubrey-Moore

Kathy Aubrey-Moore
May 8, 2001

Date